Winner Medical Reports Second Quarter Fiscal 2011 Results

Second Quarter Fiscal 2011 Highlights

--     Revenue increased by 27% over Q2 FY 2010 to $33.2 million

--     Adjusted net income increased 31% YOY to $3.8 million

--     Adjusted basic EPS increased 23% YOY to $0.16

--     Domestic China sales increased 61% YOY to 8.5 million

--     Sales to North and South America increased 47% YOY to 7.5 million

--	Reiterates FY 2011 revenue guidance of $138-150 million, representing 20%-30% YOY Growth

SHENZHEN, China, May 11, 2011 /PRNewswire-Asia/ -- Winner Medical Group Inc. (Nasdaq: WWIN; “Winner Medical” or the “Company”), a leading manufacturer of medical dressings, medical disposables and non-woven fabric made from 100% natural PurCotton(R) products in China, today reported consolidated financial results for the second quarter ended March 31, 2011.

Fiscal Second Quarter and Half Year 2011 Results (in millions of USD, except per share data)
	Q2 FY2011	Q2 FY2010	% Change	Six Months FY2011	Six Months FY2010	% Change
Net Sales	$33.2	$26.1	27%	$66.9	$55.9	20%
Cost of Sales	$23.9	$18.7	28%	$48.1	$39.1	23%
Gross Profit	$9.4	$7.4	27%	$18.8	$16.8	12%
Gross Margin	28.2%	28.2%	-	28.1%	30.1%	(6)%
Net Income Attributable to Winner Medical Group Inc.	$2.2	$2.7	(16)%	$5.6	$6.6	(16)%
Adjusted Net Income (non-GAAP)*	$3.8	$2.9	31%	$7.6	$7.1	6%
EPS (Diluted)	$0.09	$0.12	(25)%	$0.23	$0.29	(21)%
Adjusted EPS (Basic, non-GAAP)*	$0.16	$0.13	23%	$0.31	$0.32	(3)%

*Excludes non-cash share-based compensation expenses of $0.2 million and $0.2 million and realized loss on commodity financial instruments of $1.3million and $Nil, respectively, for the presentation of figures for the three months ended March 31, 2011 and March 31, 2010. Similarly, for the presentation of figures for the six months ended March 31, 2011 and March 31, 2010, the measures exclude non-cash share-based compensation expenses of $0.5 million and $0.5million and realized loss on commodity financial instruments of $1.5 million and $Nil, respectively. Please see the “Non-GAAP Financial Measures” section below for information on how non-GAAP measures should be viewed in comparison to GAAP measures.

Mr. Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented: “During the second quarter of fiscal year 2011, sales of our medical products and PurCotton(R) products in China rapidly increased, signifying robust demand and gains in market share by Winner Medical as we continue to have success penetrating new sales and distribution channels in China and as more Chinese consumers become aware of and accept our products. In addition, the strong sales increase in North and South America reflects local manufacturers continuing to outsource production to China. The Company expects these favorable trends will continue for the near future and support growth in Winner’s sales and earnings.”

Mr. Li continued, “Despite rising cotton prices, appreciation of the renminbi, high inflation and higher labor costs in China, the Company still managed to grow gross profit dollars while keeping gross margins flat. We will continue to adjust our business portfolio to carry higher gross margin products and reduce costs where appropriate to offset renminbi appreciation, inflation and rising commodity and labor costs.”

Second Quarter Fiscal 2011 Unaudited Financial Results

Winner Medical reported net sales of $33.2 million, an increase of 27% compared to the same period last year due to higher pricing and strong reorders of medical and PurCotton products. Sales increased 61% year-over-year in China to $8.5 million, with sales increases in medical products and PurCotton products. Export sales to North and South America remained robust, increasing 47% year-over-year to $7.5 million, driven by increased orders from American and Brazilian clients who recognized Winner Medical’s high quality products and timely delivery capabilities. Sales to Japan grew 29% as a result of increased selling prices and volumes. Orders in Europe remained stable year-over-year at $10.6 million, as customers in Britain and Sweden increased purchases while rejected orders from those customers about whom the Company had liquidity concerns as a result of the debt crisis.

Cost of sales increased 28% to $23.9 million in the second quarter of fiscal 2011, from $18.7 million in the second quarter of fiscal 2010. Cost of sales as a percentage of net revenues were 71.9%, unchanged from the same period last year. To minimize the impact of rising cotton prices, the Company increased its selling prices progressively, implemented lean production methods and purchased cotton futures contracts to hedge against the volatility of cotton prices.

Gross profit increased 27 % to $9.4 million compared to the second quarter of fiscal 2010. Gross margin was flat at 28.2%. The Company continues to adjust its business portfolio by developing and marketing advanced medical products as well as PurCotton(R) jumbo rolls and retail products, which carry higher gross margins.

Selling, general and administrative expenses increased by 40% to $5.8 million in the second quarter of fiscal 2011, from $4.1 million in the same quarter of fiscal 2010. Adjusted selling, general and administrative expenses (non-GAAP), which exclude share-based compensation expenses, were $5.6 million versus $3.9 million for the same period of 2010. The increase was primarily due to higher salary and leasing expenses for the PurCotton retail business.

The income tax provision for the second quarter of fiscal 2011 was $0.3 million, compared to $0.6 million for the same period in 2010, representing an effective tax rate of 13.4% for this reporting period, versus 19.1% in the same period last year. This decrease was primarily due to the deferred tax asset recognized by the Company for total losses generated by Shanghai Winner Medical Apparatus Co., Ltd.

Net income attributable to Winner Medical decreased by 16% to $2.2 million, or $0.09 per basic share, compared to net income of $2.7 million, or $0.12 per basic share, for the second quarter of fiscal 2010. This decrease in net income was due to commodity hedging losses. The weighted average diluted shares outstanding were 24.5 million, up 8% year-over-year.

Excluding the non-cash share-based compensation expenses and realized loss on commodity financial instruments, adjusted net income (non-GAAP) was $3.8 million for the second quarter of fiscal 2011, an increase of 31% from $2.9 million in the same period of 2010. The adjusted basic earnings per share (non-GAAP) was $0.16 for the three months ended March 31, 2011 versus $0.13 per share for the comparable period last year, an increase of 23%.

Six Months Fiscal 2011 Unaudited Financial Results

Net sales were $66.9 million, an increase of 20% compared to the same period last year. The increase was mainly attributable to higher average sales prices and increased sales orders from customers in North and South America and from consumers of medical products and PurCotton(R) products in China.

Cost of sales increased 23% to $48.1 million, compared to $39.1 million in the same period in fiscal 2010. Cost of sales as a percentage of net revenues were 71.9% and 70.0% for the six months ended March 31 in fiscal 2011 and 2010, respectively. This increase was mainly attributable to increased raw material prices.

Gross profit increased 12% to $18.8 million compared to the same period in fiscal 2010. Gross margin decreased to 28.1% as compared to 30.1% in the first half of fiscal 2010. The decrease in gross margin was attributable to the increased cost of cotton, the core raw material for the Company, and lower sales of high margin protective medical products, which benefited from the outbreak of H1N1 in the same period last year.

Selling, general and administrative expenses increased by 25% to $11.9 million during the six months ended March 31, 2011, compared to $9.5 million in the same period of fiscal 2010. Adjusted selling, general and administrative expenses (non- GAAP), which exclude share-based compensation expenses, for this reporting period were $11.3 million, versus $8.9 million for the same period of 2010. The increase was primarily due to higher salary and leasing expenses for PurCotton retail business compared to the same period last year.

The income tax provision for the six months ended March 31, 2011 was $0.7 million, compared to $1.2 million for the same period in 2010, representing an effective tax rate of 11.4% for this reporting period, versus 15.6% in the same period last year. This decrease was primarily due to the deferred tax asset recognized by the Company for total losses generated by Shanghai Winner Medical Apparatus Co., Ltd.

Net income attributable to Winner Medical decreased by 16% to $5.6 million, or $0.23 per basic share, compared to net income of $6.6 million, or $0.29  per basic share, for the six months ended March 31, 2010. This decrease in net income during the reporting quarter was mainly due to the realized loss on commodity hedging. The weighted average diluted shares outstanding were 24.5 million, up 8% year-over-year.

Excluding non-cash share-based compensation expenses and realized loss on commodity financial instruments, adjusted net income (non-GAAP) was $7.6 million for the six months ended March 31, 2011, an increase of 6% from $7.1 million in the same period of 2010. Adjusted basic earnings per share (non-GAAP) was $0.31 for the six months ended March 31, 2011, versus $0.32 per share for the comparable period last year, a decrease of 3%.

Other Financial Highlights

Cash and cash equivalents were $12.0 million as on March 31, 2011 compared to $14.8 million as on September 30, 2010. The Company's working capital as of March 31, 2011 was $47.9 million. Total assets were approximately $134.7 million compared to $119.0 million as of September 30, 2010, while total shareholder’s equity was $114.4 million and $105.9 million in the respective periods.

Second Quarter Fiscal 2011 Operational Updates

PurCotton Business Update

PurCotton sales increased 114% during the second quarter of 2011 to $4.1 million as a result of robust jumbo roll supply and growth of domestic retail business, which are sold in self-operated chain stores, online and in bulk sales to large customers in China.

Net sales attributable to the PurCotton(R) jumbo roll-supply business increased to $3.2 million in the three months ended March 31, 2011 from $1.8 million in the same period last year, an increase of 78.3%. This large increase was due to increased demand from Chinese customers who used it as a component in hygiene products. With the increasing demand from these customers, the PurCotton(R) jumbo roll-supply has been steadily growing.

Net sales attributable to the PurCotton retail business, which consists of 33 retail stores and online business, increased approximately $0.8 million, to $0.9 million in this reporting period, compared to $0.1 million the same period last year when the Company had only seven PurCotton retail stores and no online business as of the last day of that reporting period.

As of May 11, 2011, the Company owns and operates 34 PurCotton chain stores in first-tier cities across China, including 9 in Beijing, 4 in Shanghai and 21 in Guangdong province, where the Company’s headquarters is located. Six stores were closed due to unsatisfactory performance.In order to build strong awareness of its high-quality and international brand, management believes that Hong Kong will be a good city to launch and promote its PurCotton retail business. The first store in Hong Kong will be opened in mid-May.

Conducting self-operated stores required higher operating expenses and a longer period of investment turnover when compared with other distribution channels. The Company will focus on efficient operating and developing each existing store, rather than accelerating the pace of store opening. However, self-operated stores are vital for marketing new products and for brand building and will remain an important and significant sales channel for the PurCotton retail business. As of May 11, 2011, approximately 16,000 customer memberships were recorded for the self-operated stores in China.

In addition, the Company  recently started launching its products into mid-and-high end supermarkets in Shenzhen, particularly the top selling products, such as PurCotton(R) sanitary napkin and 100% natural cotton tissue. The Company expects that its core products will be launched into more supermarkets and in more cities throughout China in the near future.

In July 2010, the Company opened its first online PurCotton store at http://purcotton.mall.taobao.com, featuring its entire array of products on Taobao.com, the largest online trading platform in China. In September 2010, the Company also built its own B2C trading website, www.purcotton.com, which is co-branded through its retail stores. Total online customer membership has increased to approximately 29,000 as of May 11, 2011. The Company will continue to leverage and expand its online platform to drive incremental sales of PurCotton retail products.

Cotton Futures Trading Risk-transferred Agreements

Cotton is the Company’s primary raw material used in its manufacturing process. As a result of rising demand caused by global economic recovery and supply shortages due to bad weather, cotton prices have been rapidly increasing and fluctuating in the last half year. Under this rising cost environment, the Company cannot secure stable price quotes from cotton suppliers, resulting in inconsistency in the prices quoted to the Company’s customers. Therefore, the Company, through its wholly-owned subsidiary Winner Industries (Shenzhen) Co., Ltd. (“Winner Shenzhen”) has decided to enter into cotton future transactions in order to manage the impact of volatility in cotton prices on production.

During the second quarter of 2011, Winner Shenzhen’s transactions in cotton futures resulted in a net loss of approximately $1,577,000, which was charged to Realized Loss on Commodity Financial Instruments in the condensed consolidated statements of income for the period. The loss was a result of significant increases and fluctuation in cotton prices since January, 2011. During this period, based on management’s expectation that cotton prices would experience a downward correction, Winner Shenzhen acquired a short position to hedge against price corrections. However, contrary to management’s expectation, the price increase continued. In order to minimize further losses, management closed its short position, generating a loss for the period.

In order to shift risk away from the Company during the initial period of cotton futures trading and better protect the interests of the Company’s shareholders, the chief executive officer of the Company, Mr. Jianquan Li, signed agreements with Winner Shenzhen effective January 1, 2011 that are scheduled to expire on September 30, 2011. Under these agreements, Mr. Jianquan Li agrees that, on September 30, 2011, he will assume all net losses, if any, incurred by Winner Shenzhen from cotton futures trading from January 1, 2011 to September 30, 2011 to the extent of $2,838,000. If, however, there is a net gain from trading activities, it will be retained by Winner Shenzhen.

Since Winner Shenzhen began trading in cotton futures in October 2010, management has made on-going assessments of its trading performance. As a result of the experience gained over this period, the Company has established more stringent trading procedures and policies, as well as risk-reducing strategies for entering into cotton futures transactions, in regular consultation with the board of directors. Details regarding the loss from trading in cotton futures and the agreements signed by Mr. Jianquan Li are discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Development” section of the quarterly report on Form 10-Q for the reporting period ended March 31, 2011, as filed with the SEC on May 11, 2011.

Fiscal Year 2011 Guidance

Winner Medical reaffirms its total revenues in fiscal year 2011 to be in the range of $138 million to $150 million, representing a 20-30% year-over-year increase.

Conference Call

Winner Medical's senior management will host a conference call to discuss its second quarter fiscal year 2011 results and recent business developments.

Date of the conference call: Wednesday, May 11, 2011

Time: 08:30 a.m. EDT

Dial-in Number:	+1-800-901-5231 (US)
10-800-130-0399 (South China)
10-800-852-1490 (North China)
400-881-1630 (For China Mobile Users)
###-##-#### (Hong Kong)
+1-617-786-2961 (International)
Pass code: 56002956

A telephone replay will be available shortly after the conclusion of the call and will be accessible from May 11, 2011 at 11:30PM to May 18, 2011 by calling +1-888-286-8010 (US) or +1-617-801-6888 (International) with the pass code55727684. The earning release will also be available on the investor relations page of Winner Medical’ website at http://winnermedical.investorroom .com/ on Thursday, May 12, 2011.

About Winner Medical:

Winner Medical is a leading medical disposable products manufacturer in China, with business operations consisting of manufacturing, researching, developing and marketing cotton-based medical dressings and medical disposables, as well as consumer products. The Company has fourteen wholly-owned operating subsidiaries and three joint ventures, which manufacture tailored medical disposables and dressings, as well as non-woven fabric made from 100% natural cotton.  With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of products, from surgical and wound care to consumer. The Company sells and markets its medical products and 100% natural cotton non-woven jumbo rolls in China and abroad. For nine consecutive years, the Company has been ranked as one of the top medical dressing exporters in China, with the United States, Europe, China and Japan being its most important markets. In addition, the Company distributes finished cotton non-woven consumer products under its own “PurCotton” brand name in China. With more than 20 years of international experience in the medical dressings and disposables field, the Company has a deep market understanding. This provides Winner Medical with a solid foundation, upon which it plans to expand by growing its medical grade 100% cotton retail business. To learn more about Winner Medical, please visit Winner Medical's web site at: http://winnermedical.investorroom.com

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission (the “SEC”). All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per basic and diluted share represent net income and net income per basic and diluted share before non-cash share-based compensation expenses and realized loss on commodity financial instruments. The Company believes its presentation of these non-GAAP measures provides meaningful insight into its operating performance and an alternative perspective on the results of operations. The Company believes that non-GAAP net income and net income per basic and diluted share are useful to both management and investors in evaluating the Company’s operating performance compared with that of other companies in its industry. The calculation of non-GAAP net income and net income per basic and diluted share allows the Company to compare its operating results with those of other companies without giving effect to non-cash share-based compensation expenses and realized loss on commodity financial instruments, which may vary from different companies for reasons unrelated to the overall operating performance of a company’s business.

Non-GAAP net income are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this Form 10-Q in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company’s performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define the metrics used and confirm their calculation.

The non-GAAP measures provided herein may not be comparable to similar measures presented by other companies. The Company recognizes that the usefulness of non-GAAP net income and net income per basic and diluted share has certain limitations, including:

•
non-GAAP net income and net income per basic and diluted share do not include non-cash share-based compensation expenses and realized loss on commodity financial instruments. Because the Company periodically has granted, and expects to continue to grant, options and restricted share awards to its employees, share-based compensation expense is a necessary element of the Company’s costs and ability to generate profits and cash flows. Also, because the Company periodically has engaged in futures trading to manage the impact of volatility in cotton prices on production, gains and losses on commodity financial instruments affect the Company’s ability to generate net income. Therefore, any measure that excludes non-cash share-based compensation expenses and realized loss on commodity financial instruments may have material limitations; and

•
the manner in which the Company calculates non-GAAP net income and net income per basic and diluted share may differ from that of other companies, which limits their usefulness as a comparative measure.

The Company compensates for the foregoing limitations by using non-GAAP net income and net income per basic and diluted share as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance.

These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead utilized as a supplemental measure of operating performance in evaluating the Company’s business. As such, these non-GAAP measures should be viewed in conjunction with both the Company’s financial statements prepared in accordance with U.S.GAAP. Please refer to the reconciliation of these supplemental non-GAAP financial measures to the most closely related U.S. GAAP measures provided for each period presented the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” section of the quarterly report on Form 10-Q for the reporting period ended March 31, 2011, as filed with the SEC on May 11, 2011.

    For more information, please contact:

    Company:
     Ms. Huixuan Chen (Fiona)
     Investor Relations Manager
     Winner Medical Group Inc.
     Tel:   +86-755-2806-6858
           +86-755-2813-8888 x691
     Email: investors@winnermedical.com
     Web:   http://ir.winnermedical.com

    Investors:
     Mr. Scott Powell
     HC International, Inc.
     Tel:   +1-212-301-7130
     Email: scott.powell@hcinternational.net
     Web:   http://www.hcinternational.net

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31		Six months ended March 31
	2011	2010	2011	2010
	US$	US$	US$	US$

Net sales	33,218,003	26,074,927	66,924,320	55,861,732

Cost of sales	(23,865,795)	(18,718,742)	(48,091,101)	(39,073,700)
Gross profit	9,352,208	7,356,185	18,833,219	16,788,032

Other operating income, net	593,133	48,624	1,112,261	489,087
Realized loss on commodity financial instruments	(1,577,325)	-	(1,759,669)	-
Exchange difference, net	(26,346)	(55,801)	(144,131)	(80,181)
Selling, general and administrative expenses	(5,801,733)	(4,139,927)	(11,857,799)	(9,463,646)

Income from operations	2,539,937	3,209,081	6,183,881	7,733,292
Interest income	11,627	9,871	46,168	27,743
Interest expense	(47,899)	(44,657)	(93,185)	(98,503)
Equity in earnings of 50 percent or less owned persons	101,833	75,347	183,117	45,025
Income before income taxes	2,605,498	3,249,642	6,319,981	7,707,557

Income taxes	(348,710)	(620,209)	(722,396)	(1,202,096)
Net income	2,256,788	2,629,433	5,597,585	6,505,461

Net (income)/loss attributable to non-controlling interests	(20,851)	47,105	(33,404)	91,789
Net income attributable to Winner Medical Group Inc.	2,235,937	2,676,538	5,564,181	6,597,250

Comprehensive income:
Net income	2,256,788	2,629,433	5,597,585	6,505,461
Foreign currency translation difference	1,116,731	24,858	2,371,400	(148,066)
Comprehensive (income)/loss attributable to non-controlling interests	(20,791)	47,215	(33,780)	91,950

Comprehensive income attributable to Winner Medical Group Inc.	3,352,728	2,701,506	7,935,205	6,449,345

Net income attributable to Winner Medical Group Inc. per share
- basic	0.09	0.12	0.23	0.29
- diluted	0.09	0.12	0.23	0.29

Weighted average common stock outstanding
- basic	24,130,247	22,363,740	24,123,266	22,363,740
- diluted	24,533,132	22,805,030	24,534,405	22,639,131

Winner Medical Group Inc.
Consolidated Balance Sheets

	March 31	September 30
	2011	2010
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	11,994,114	14,818,179
Restricted bank deposits	102,718	285,119
Restricted broker margin account	1,278,754	-
Held-to-maturity investments	-	1,497,607
Accounts receivable, less allowances for doubtful accounts of US$202,667 and US$230,200 at March 31, 2011 and September 30, 2010, respectively	15,667,561	15,672,446
Amounts due from affiliated companies	200,797	999
Inventories	26,490,755	15,945,101
Prepaid expenses and other current assets	12,111,786	6,929,066
Income taxes recoverable	-	33,974
Deferred tax assets	378,868	428,741
Total current assets	68,225,353	55,611,232
Property, plant and equipment, net	61,920,026	60,110,367
Investment in equity investees	2,142,901	2,159,784
Intangible assets, net	116,125	125,079
Prepaid expenses and other receivables	1,552,205	637,748
Deferred tax assets	792,340	331,785
Total assets	134,748,950	118,975,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	5,338,295	-
Accounts payable	6,196,214	5,362,155
Accrued payroll and employee benefits	2,512,175	2,393,700
Customer deposits	1,495,112	687,275
Accrued and other liabilities	2,748,419	3,057,445
Amounts due to affiliated companies	125,027	58,338
Income taxes payable	1,897,650	1,477,212
Total current liabilities	20,312,892	13,036,125

Deferred tax liabilities	43,641	42,699
Total liabilities	20,356,533	13,078,824

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding March 31, 2011 –24,130,247 shares; September 30, 2010 –23,950,740 shares	24,131	23,951
Additional paid-in capital	40,680,575	40,154,494
Retained earnings	54,294,215	48,730,034
Statutory reserves	4,585,731	4,585,731
Accumulated other comprehensive income	14,673,786	12,302,762
Total Winner Medical Group Inc. stockholders’ equity	114,258,438	105,796,972
Non-controlling interests	133,979	100,199
Total equity	114,392,417	105,897,171
Total liabilities and equity	134,748,950	118,975,995

Winner Medical Group Inc.
Non-GAAP Reconciliation

	Three Months ended March 31		Six Months ended March 31
	2011	2010	2011	2010
	US$	US$	US$	US$
Net income attributable to Winner Medical Group Inc. (GAAP)	2,235,937	2,676,538	5,564,181	6,597,249
Share-based compensation Realized Loss on Commodity Financial Instruments	244,9551,340,726	244,215-	526,2611,495,719	547,118-
Adjusted net income attributable to Winner Medical Group Inc. (Non-GAAP)	3,821,618	2,920,753	7,586,161	7,144,367
Earnings per share (GAAP)
- Basic	0.09	0.12	0.23	0.29
- Diluted	0.09	0.12	0.23	0.29
Adjusted earnings per share (Non-GAAP)
- Basic	0.16	0.13	0.31	0.32
- Diluted	0.16	0.13	0.31	0.32
Weighted average ordinary shares outstanding
- Basic	24,130,247	22,363,740	24,123,266	22,363,740
- Diluted	24,533,132	22,805,030	24,534,405	22,639,131

	Three Months ended March 31		Six Months ended March 31
	2011	2010	2011	2010
	US$	US$	US$	US$
Selling, general and administrative expenses (GAAP)	5,801,733	4,139,926	11,857,799	9,463,646
Share-based compensation	244,955	244,215	526,261	547,118
Adjusted selling, general and administrative expenses (Non-GAAP)	5,556,778	3,895,711	11,331,538	8,916,528